Filed Pursuant to Rule 424(b)(7)
Registration File No. 333-261810
PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated February 7, 2023)

Hagerty, Inc.
Up to 251,033,906 Shares of Class A Common Stock Issuable Upon Exchange of Class V Common Stock and OpCo Units
Up to 20,005,550 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
Up to 339,121,956 Shares of Class A Common Stock Offered by the Selling Securityholders
Up to 12,669,300 PIPE Warrants Offered by the Selling Securityholders
Up to 1,300,000 OTM Warrants Offered by the Selling Securityholders
Up to 257,500 Private Placement Warrants Offered by the Selling Securityholders
Up to 28,750 Underwriter Warrants Offered by the Selling Securityholders

The following information amends and supplements information contained in the prospectus, dated February 7, 2023 (the “Prospectus”). This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus, except to the extent that information that is presented herein supersedes the information contained in the Prospectus. This Prospectus Supplement No. 1 is not complete without, and may only be delivered or utilized in connection with, the Prospectus, including any amendments or supplements thereto.
Investing in our Class A Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of the Prospectus to read about factors you should consider before buying shares of our Class A Common Stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 18, 2025.
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ABOUT THIS PROSPECTUS SUPPLEMENT
This Prospectus Supplement No. 1 is being filed to amend and supplement information that appears under the caption “Selling Securityholders” in the Prospectus. Capitalized terms that are not defined in this Prospectus Supplement No. 1 are defined in the Prospectus.
SELLING SECURITYHOLDERS
The following information is being provided in connection with the transfer of securities from Aldel Investors LLC to Aldel LLC, each previously identified as Selling Securityholders in the Prospectus. As a result of the transfer, the Selling Securityholders table in the Prospectus is being updated to (i) remove Aldel Investors LLC as a Selling Securityholder, and (ii) update Aldel LLC’s holdings of Class A Common Stock as of the date of this Prospectus Supplement No. 1.

	Before the Offering	Offered Hereby	After the Offering
Name of the Selling Security holder	Class A Common Stock	Class A Common Stock	Class A Common Stock	Percentage
Aldel LLC(1)	2,325,071	2,325,071	—	—

(1)Consists of (a) 2,143,571 shares of Class A Common Stock issued upon conversion of Founder Shares and received in a distribution-in-kind by Aldel LLC from Aldel Capital LLC (following a pro rata distribution-in-kind by Aldel Investors LLC to its members, including Aldel Capital LLC) and (b) 181,500 shares of Class A Common Stock received by Aldel LLC in exchange for Warrants held by Aldel Capital LLC (following a distribution-in-kind by Aldel Investors LLC). Robert I. Kauffman is the managing member of Aldel LLC and has voting and investment power over the shares of Class A Common Stock held by Aldel LLC. Aldel LLC’s business address is 5527 Lakeview Road, Charlotte, NC 28269.

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